Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:
William F. Spengler, Chief Financial Officer
Smith & Wesson Holding Corp.
(413) 747-3341
Liz Sharp, VP Investor Relations
Smith & Wesson Holding Corp.
(413) 747-3341
lsharp@smith-wesson.com
Smith & Wesson Holding Corporation Posts
First Quarter Revenue and Profits
Revenue of $78.0 Million vs. $74.4 Million in Prior Year (+5%)
Strong M&P Pistol Sales Growth (+27%)
Earnings per Share of $0.05
Environment for Hunting Products Remains Challenging
SPRINGFIELD, Mass., September 4, 2008 — Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC), parent company of Smith & Wesson Corp., the legendary 156-year old company in the global business of safety, security, protection and sport, today announced financial results for its first fiscal quarter ended July 31, 2008.
Net product sales for the three months ended July 31, 2008 were $78.0 million, a $3.6 million, or 4.9%, increase over net product sales for the three months ended July 31, 2007. Firearms sales totaled $73.1 million, an increase of $3 million, or 4.2%, over the first quarter of last year. Gross margins decreased to 32.3% from 36.4% for the comparable period last year. Net income was $2.3 million, or $0.05 per fully diluted share, compared with $4.7 million, or $0.11 per fully diluted share, for the comparable period last year.
Pistol sales grew 18.4%, driven by continued consumer market and law enforcement adoption of the M&P polymer pistol line. Sales of M&P pistols grew 27% in the first quarter. Walther products grew at a 19.9% rate based largely on the performance of the PPS sub-compact handgun, which was launched in mid-fiscal 2008. M&P tactical rifle sales grew by 11.0% in the first quarter as demand for this product remained strong in both the consumer and law enforcement channels. Revolver sales grew by 3.4% over the comparable quarter last year. Sales of non-firearms accessories, including handcuffs, totaled $4.9 million, a 15.1% increase over non-firearms accessories sales of $4.3 million in the first quarter last year.
With regard to hunting products, specifically rifles and shotguns, ongoing economic weakness in consumer discretionary spending, combined with the channel inventory correction that began in mid-fiscal 2008, continued to affect revenue in the first quarter of fiscal 2009. Hunting product sales of $14.6 million represented a decline of $3.3 million, or 18.4%. Although all hunting product sales declined in the quarter, sales of black powder rifles were especially impacted, only partially offset by shipments of bolt-action rifles, which commenced late in fiscal 2008.

Michael F. Golden, President and Chief Executive Officer, said, “Current economic conditions and their impact on consumer discretionary spending, combined with the continuing effect of industry inventory conditions related to hunting products, negatively influenced our otherwise positive results this quarter. In fact, excluding sales of hunting rifles, shotguns and related accessories, firearms revenue in the first quarter increased by 12.0%, or $6.3 million over the comparable quarter last year. The negative impact of the current environment was evident in our long gun sales in every hunting-related category, as well as in our gross margin performance. Gross margins were impacted by long gun product mix, a shift toward lower margin products, and the impact of unabsorbed overhead resulting from reduced production volumes in our New Hampshire manufacturing facility. Gross margins were also impacted, although to a lesser degree, by ongoing consumer pull promotions related to our handguns.”
Golden continued, “Our first quarter results reflect the continued, successful penetration of our handgun products throughout all of our sales channels, including consumer, international, law enforcement and federal government. Our M&P products continue to fuel this growth, and were responsible for winning a number of law enforcement and international orders during the first quarter. In addition, our M&P pistols were selected this quarter by a major agency within the Department of Defense. To date, our M&P pistols have been selected by 402 law enforcement agencies, and are winning at a rate of over 80% of all contests in which they compete. Tactical rifles, which also led our growth this quarter, have now been selected by 185 law enforcement agencies and are winning at a rate of over 90% in all contests in which they compete. We exited the first quarter with a strong backlog in both our pistols and in our tactical rifles.
Operating expenses in the first quarter of fiscal 2009 were $19.1 million, or 24.4% of sales, versus $17.4 million, or 23.2% of sales in the first quarter of the prior year, representing a $1.7 million increase. The bulk of the increase was due to advertising expenses, and the balance was attributable to new product development and incremental FAS 123R, or stock-based compensation expense. As a result, income from operations was $6.2 million for the first quarter of fiscal 2009, a $3.6 million, or 36%, decline versus operating income of $9.8 million in the same quarter last year.
Golden concluded, “While the first quarter presented challenges, many of which we believe are transitory in nature, it also delivered ongoing handgun sales growth in all of our key channels. As we work through this challenging period in the industry and the economy, we will maintain our focus on driving long term revenue growth in each of our markets, and on controlling costs at every opportunity.”
Conference Call
The Company will host a conference call today, September 4, 2008, to discuss its first quarter results and its outlook. The conference call may include forward-looking statements. The conference call will be Web cast and will begin at 5:00pm Eastern Time (2:00pm Pacific). The live audio broadcast and replay of the conference call can be accessed on the Company’s Web site at www.smith-wesson.com, under the Investor Relations section. The Company will maintain an audio replay of this conference call on its website for a period of time after the call. No other audio replay will be available.
About Smith & Wesson

Smith & Wesson Holding Corporation, a global leader in safety, security, protection and sport, is parent company to Smith & Wesson Corp., one of the world’s largest manufacturers of quality firearms and firearm safety/security products and parent company to Thompson/Center Arms Company, Inc., a premier designer and manufacturer of premium hunting rifles, black powder rifles, interchangeable firearms systems and accessories under the Thompson/Center brand.  Smith & Wesson licenses shooter protection, knives, apparel, and other accessory lines.  Smith & Wesson is based in Springfield, Massachusetts with manufacturing facilities in Springfield, Houlton, Maine, and Rochester, New Hampshire.  The Smith & Wesson Academy is America’s longest running firearms training facility for law enforcement, military and security professionals.  For more information on Smith & Wesson, call (800) 331-0852 or log on to www.smith-wesson.com. For more information on Thompson/Center Arms, log on to www.tcarms.com.
Safe Harbor Statement
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include statements regarding the Company’s anticipated sales and costs; and the transitory nature of recent challenges faced by the Company. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the improvement in economic conditions; improvement in industry conditions; demand for the Company’s products, the Company’s growth opportunities; and other risks detailed from time to time in the Company’s reports filed with the SEC, including its Form 10-K Report for the fiscal year ended April 30, 2008.

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Three Months Ended:
	July 31, 2008	July 31, 2007
Net product and services sales	$78,032,931	$74,411,708
License revenue	446,588	429,840
Cost of products and services sold	53,103,443	47,632,762

Gross profit	25,376,076	27,208,786

Operating expenses:
Research and development	774,963	412,537
Selling and marketing	7,703,206	6,650,446
General and administrative	10,649,021	10,336,871

Total operating expenses	19,127,190	17,399,854

Income from operations	6,248,886	9,808,932

Other income/(expense):
Other income/(expense), net	(591,321)	(37,166)
Interest income	9,143	20,692
Interest expense	(2,051,278)	(2,233,969)

Total other expense, net	(2,633,456)	(2,250,443)

Income before income taxes	3,615,430	7,558,489
Income tax expense	1,361,755	2,867,998

Net income/comprehensive income	$2,253,675	$4,690,491

Weighted average number of common and common equivalent shares outstanding, basic	45,462,424	39,954,492

Net income per share, basic	$0.05	$0.12

Weighted average number of common and common equivalent shares outstanding, diluted	46,595,236	48,056,811

Net income per share, diluted	$0.05	$0.11

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of:

	July 31, 2008	April 30, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,365,242	$4,358,856
Accounts receivable, net of allowance for doubtful accounts of $547,146 on July 31, 2008 and $196,949 on April 30, 2008	60,877,115	54,162,936
Inventories, net of excess and obsolescence reserve	52,643,002	47,159,978
Other current assets	7,962,128	4,724,973
Deferred income taxes	9,947,234	9,947,234
Income tax receivable	695,972	1,817,509

Total current assets	133,490,693	122,171,486

Property, plant and equipment, net	49,532,978	50,642,953
Intangibles, net	64,434,794	65,500,742
Goodwill	41,173,416	41,173,416
Other assets	9,594,116	10,261,975

	$298,225,997	$289,750,572

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$15,831,108	$21,995,705
Accrued expenses	12,002,905	16,610,504
Accrued payroll	5,488,522	5,046,446
Accrued taxes other than income	2,214,742	1,747,235
Accrued profit sharing	5,520,485	4,035,522
Accrued workers’ compensation	460,361	422,686
Accrued product liability	2,904,773	2,767,024
Accrued warranty	1,756,057	1,691,742
Deferred revenue	715,482	212,552
Current portion of notes payable	23,005,442	8,919,640

Total current liabilities	69,899,877	63,449,056

Deferred income taxes	20,216,239	20,216,239

Notes payable, net of current portion	85,405,134	118,773,987

Other non-current liabilities	9,555,873	9,460,761

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 20,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 48,258,678 shares issued and 47,058,678 shares outstanding on July 31, 2008 and 41,832,039 shares issued and 40,632,039 shares outstanding on April 30, 2008	48,258	41,831
Additional paid-in capital	87,165,964	54,127,721
Retained earnings	32,258,001	30,004,326
Accumulated other comprehensive income	72,651	72,651
Treasury stock, at cost (1,200,000 common shares)	(6,396,000)	(6,396,000)

Total stockholders’ equity	113,148,874	77,850,529

	$298,225,997	$289,750,572